                                                                     EXHIBIT 2.1







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                          AGREEMENT AND PLAN OF MERGER

                          dated as of October 19, 2002

                                 entered into by

                                STERICYCLE, INC.,

                         SHARPS ACQUISITION CORPORATION

                                       and

                            SCHERER HEALTHCARE, INC.


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

                                TABLE OF CONTENTS

                                    ARTICLE 1
                                   DEFINITIONS                                1

                                    ARTICLE 2
                                 THE TRANSACTION
  2.1    Merger ...........................................................   1
  2.2    Closing...........................................................   1
  2.3    Closing Events....................................................   2
         (a)    Certificate of Merger......................................   2
         (b)    Deliveries by Company......................................   2
         (c)    Deliveries by Parent and Merger Sub........................   2
  2.4    Effects of Merger.................................................   2
         (a)    General....................................................   2
         (b)    Corporate Organization.....................................   3
         (c)    Conversion of Company Shares...............................   3
         (d)    Company Treasury Shares....................................   3
         (e)    Conversion of MergerSub's Stock............................   3
  2.5    Exchange Fund Procedures..........................................   4
         (a)    Exchange Fund..............................................   4
         (b)    Exchange Procedures........................................   4
         (c)    No Further Ownership Rights................................   5
         (d)    Termination of Exchange Fund...............................   5
         (e)    No Liability...............................................   5
         (f)    Lost Certificates..........................................   5
         (g)    Stock Transfer Books.......................................   6
         (h)    Appraisal Rights...........................................   6
         (i)    Stock Options..............................................   6

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

  3.1    Organization......................................................   7
  3.2    Authority.........................................................   8
  3.3    Enforceability....................................................   8
  3.4    Capital Stock.....................................................   8
  3.5    No Violation......................................................  10
  3.6    No Consent Required...............................................  10
  3.7    SEC Reports and Financial Statements..............................  10
  3.8    Equipment.........................................................  11
  3.9    Contracts.........................................................  11
  3.10   Real Property.....................................................  13
  3.11   Permits...........................................................  13

  3.12   Intellectual Property.............................................  14
  3.13   Undisclosed Liabilities...........................................  14
  3.14   Taxes  ...........................................................  14
  3.15   No Material Adverse Change........................................  15
  3.16   Employee Benefits.................................................  15
  3.17   Insurance.........................................................  17
  3.18   Compliance........................................................  17
  3.19   Legal Proceedings.................................................  18
  3.20   Absence of Certain Events.........................................  18
  3.21   Environmental Matters.............................................  19
  3.22   Employees.........................................................  20
  3.23   Labor Relations...................................................  20
  3.24   Broker's Fee......................................................  20
  3.25   Takeover Statutes.................................................  21
  3.26   Proxy Statement...................................................  21
  3.27   Vote Required.....................................................  21
  3.28   Opinion of Financial Advisor......................................  21

                                    ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB

  4.1    Organization......................................................  22
  4.2    Authority.........................................................  22
  4.3    Enforceability....................................................  22
  4.4    No Violation......................................................  22
  4.5    No Consent Required...............................................  23
  4.6    SEC Reports and Financial Statements..............................  23
  4.7    Broker's Fee......................................................  23
  4.8    MergerSub Formation...............................................  24
  4.9    Proxy Statement...................................................  24
  4.10   Board Approval....................................................  24
  4.11   Vote Required.....................................................  24
  4.12   Compliance with Applicable Laws; Regulatory Matters...............  24
  4.13   Ownership of Company Shares.......................................  25
  4.14   Financing.........................................................  25

                                    ARTICLE 5
                             EVENTS PRIOR TO CLOSING

  5.1    General...........................................................  25
  5.2    Conduct of Business by Company....................................  25
  5.3    Stockholders Meeting..............................................  25
  5.4    Approvals and Consents; Cooperation...............................  26
  5.5    Access to Information.............................................  27
  5.6    Notice of Developments............................................  27

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  5.7    Acquisition Proposals.............................................  28
  5.8    Public Announcements..............................................  29
  5.9    Employee Matters..................................................  29
  5.10   Fees and Expenses.................................................  29

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

  6.1    Conditions of Parent and MergerSub................................  30
  6.2    Conditions of Company.............................................  31

                                    ARTICLE 7
           NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                   NO OTHER REPRESENTATIONS AND WARRANTIES                   32

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

  8.1    Termination by Company or Parent.................................   32
  8.2    Termination by Company...........................................   33
  8.3    Termination by Parent............................................   33
  8.4    Effect of Termination............................................   33
  8.5    Amendment........................................................   34
  8.6    Extension and Waiver.............................................   35

                                    ARTICLE 9
                             EVENTS FOLLOWING MERGER

  9.1    Continuing Indemnification.......................................   35
  9.2    Certain Records..................................................   36
  9.3    Performance by MergerSub.........................................   37

                                   ARTICLE 10
                                  MISCELLANEOUS

 10.1    Confidentiality..................................................   37
 10.2    Notices..........................................................   37
 10.3    Entire Agreement.................................................   38
 10.4    Assignment.......................................................   38
 10.5    No Third Party Beneficiaries.....................................   38
 10.6    Severability.....................................................   38
 10.7    Captions.........................................................   39
 10.8    Construction.....................................................   39
 10.9    Counterparts.....................................................   39
 10.10   Governing Law; Jurisdiction; Waiver of Jury Trial................   39

 10.11   Binding Effect...................................................   40

                                     ANNEX I
                                 DEFINITIONS                                 42

                                    EXHIBITS

         Form of Amendment and Restatement of Company's Certificate
           of Incorporation...............................................    A

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "Agreement") is entered into as of October 19, 2002 by Stericycle, Inc., a Delaware corporation ("Parent"), Sharps Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("MergerSub"), and Scherer Healthcare, Inc., a Delaware corporation ("Company").

         WHEREAS, this Agreement contemplates a transaction in which Parent will acquire all of the outstanding capital stock of Company for cash through a reverse merger of MergerSub with and into Company.

         WHEREAS, the respective boards of directors of Parent, MergerSub and Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, this Agreement and the merger of MergerSub with and into Company pursuant to this Agreement.

         WHEREAS, the board of directors of Company, based upon the unanimous recommendation of a special committee of the board of directors (the "Special Committee"), has resolved to recommend that the stockholders of Company adopt this Agreement and approve the consummation of the merger of Company with MergerSub pursuant to this Agreement.

         NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Certain capitalized terms used in this Agreement are defined in ANNEX I.

                                    ARTICLE 2
                                 THE TRANSACTION

         2.1    MERGER

         Upon the terms and subject to the conditions of this Agreement, MergerSub shall merge with and into Company (the "Merger") at the Effective Time. The separate corporate existence of MergerSub shall cease, and Company shall be the corporation surviving the Merger (the "Surviving Corporation"), and shall succeed to and assume all of the rights and obligations of MergerSub in accordance with the DGCL.

         2.2    CLOSING

         Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of [name of law firm] at 10:00 a.m. on the second business day following the satisfaction or waiver of all of the Parent Closing Conditions and all of the Company Closing Conditions (except for those that by their nature are to be satisfied at Closing), or at such other place, time and date as shall be agreed in writing by the Parties (the "Closing Date").

         2.3    CLOSING EVENTS

         At Closing, the following events shall take place, all of which shall be considered to take place concurrently:

                (a)   CERTIFICATE OF MERGER

                The Company shall execute and acknowledge a certificate of merger consistent with the terms of this Agreement and otherwise in form and substance reasonably satisfactory to the Parties (the "Certificate of Merger"), and shall file the Certificate of Merger in the office of the Secretary of State of the State of Delaware, as provided in the DGCL.

                (b)   DELIVERIES BY COMPANY

                Company shall deliver to Parent and MergerSub an Officer's Certificate certifying that all of the Company Closing Conditions have been either satisfied or waived.

                (c)   DELIVERIES BY PARENT AND MERGERSUB

                Parent and MergerSub shall make or cause the following deliveries to Company:

                      (1) Parent and MergerSub shall have deposited the Merger
                Consideration with the Paying Agent in accordance with Section 2.5; and

                      (2) Parent and MergerSub shall deliver an Officer's
                Certificate certifying that all of the Parent Closing Conditions have been either satisfied or waived.

         2.4    EFFECT OF MERGER

                (a)   GENERAL

                The Merger shall become effective at the time (the "Effective Time") that the Certificate of Merger is duly filed in the office of the Secretary of State of the State of Delaware or at such later time as the parties hereto may agree and is provided in the Certificate of Merger. The Merger shall have the effects described in Section 259 of the DGCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Company or MergerSub in order to carry out and give effect to the Merger.

                (b)   CORPORATE ORGANIZATION

                As of the Effective Time, Company's certificate of incorporation as in effect immediately prior to the Effective Time shall be amended in its entirety as attached hereto as EXHIBIT A, and as so amended, shall be the certificate of incorporation of the Surviving Corporation. As of the Effective Time, the bylaws, directors and officers of MergerSub immediately prior to the Effective Time shall be the bylaws, directors and officers of the Surviving Corporation.

                (c)   CONVERSION OF COMPANY SHARES

                At the Effective Time, by virtue of the Merger and without any action on the part of any Stockholder or any holder of capital stock of Parent or MergerSub, each Company Share shall be converted into the right to receive an amount (the "Merger Consideration"), payable upon surrender of the Company Stock Certificate representing the share pursuant to Section 2.5(b), as follows:

                      (1) each share of Company Preferred Stock issued and
                outstanding immediately prior to the Effective Time (other than a Dissenting Share or a share held in treasury by Company) shall be converted into the right to receive, in cash (without interest), an amount per share equal to the Preferred Stock Merger Consideration, and all such shares of Company Preferred Stock shall automatically be canceled and cease to exist; and

                      (2) each share of Company Common Stock issued and
                outstanding immediately prior to the Effective Time (other than a Dissenting Share or a share held in treasury by Company) shall be converted into the right to receive, in cash (without interest), an amount per share equal to the Common Stock Merger Consideration, and all such shares of Company Common Stock shall automatically be canceled and cease to exist.

                (d)   COMPANY TREASURY SHARES

                At the Effective Time, by virtue of the Merger and without any action on the part of any Stockholder or any holder of capital stock of Parent or MergerSub, each share of Company Common Stock and Company Preferred Stock held in treasury by Company shall be automatically canceled and cease to exist, and no payment of Merger Consideration shall be made in respect of the share.

                (e)   CONVERSION OF MERGERSUB'S STOCK

                At the Effective Time, by virtue of the Merger and without any action on the part of any Stockholder or any holder of capital stock of Parent or MergerSub, each share of MergerSub's common stock, par value $.01 per share, shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

         2.5    EXCHANGE FUND AND PROCEDURES

                (a)   EXCHANGE FUND

                Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to Company to act as the paying agent (the "Paying Agent") for the purpose of exchanging Company Shares for Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, in trust for the benefit of holders of Company Shares and Company Stock Options, cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration payable pursuant to Section 2.4(c) and any amounts payable pursuable to Section 2.5(i) (net of any required withholding of taxes). This deposit shall be invested by the Paying Agent as directed by Parent, and any interest or other income resulting from the investment shall be Parent's sole and exclusive property and shall be paid to Parent upon demand. No part of such interest or income shall accrue to the benefit of holders of Company Shares.

                (b)   EXCHANGE PROCEDURES

                The Surviving Corporation shall cause the Paying Agent, as soon as reasonably practicable after the Effective Time, to mail to each registered holder of Company Shares immediately prior to the Effective Time (i) a letter of transmittal in customary form and containing such other provisions as Parent reasonably may require (a "Letter of Transmittal") and (ii) instructions for surrendering the stock certificate or certificates representing the holder's Company Shares (each a "Company Stock Certificate") in exchange for the Merger Consideration payable in respect of the holder's certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares which were converted into the right to receive the Merger Consideration. The Proxy Statement shall provide that, in lieu of delivery following the Effective Time as aforesaid, and commencing on the tenth (10th) calendar day prior to the date of the Stockholders Meeting, the Letter of Transmittal and instructions for use will be promptly delivered by the Paying Agent to each prior holder of Company Shares from whom the Paying Agent receives a written request therefor prior to the date of the Stockholders Meeting, and that each such prior holder of Company Shares shall be entitled thereafter to surrender its Company Stock Certificate in accordance with the procedures described herein, in the Letter of Transmittal and in the accompanying instructions, and Parent shall cause the Paying Agent to comply with the foregoing. Upon surrender of a Company Stock Certificate to the Paying Agent for cancellation, together with a Letter of Transmittal duly executed and completed in accordance with its instructions and such other documents as the Paying Agent reasonably may require, the Paying Agent shall pay to the holder of the surrendered certificate, as promptly as practicable after the Effective Time, the Merger Consideration payable in respect of the Company Shares represented by the certificate, and the Company Stock Certificate so surrendered shall be canceled. The Letter of Transmittal shall provide that such payment shall, at the holder's election and upon delivery of wire transfer instructions, be by wire transfer at the Company's expense for payments exceeding $1,000,000. If any portion of the Merger Consideration payable in respect of any Company Shares is to be paid to a Person other than the registered holder of those shares, it shall be a condition to making such payment that the Company Stock Certificate representing those shares is surrendered properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall (i) pay any transfer or other Taxes required as a result of payment to a Person other than the registered holder or (ii) establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. At and after the Effective Time and until surrendered as contemplated by this
         Section 2.5(b), each Company Stock Certificate (other than Company Stock Certificates representing Dissenting Shares or shares of Company Common Stock or Company Preferred Stock held in treasury to be canceled pursuant to Section 2.4(d) shall be deemed to represent for all purposes only the right to receive the Merger Consideration payable upon such surrender.

                (c)   NO FURTHER OWNERSHIP RIGHTS

                From and after the Effective Time, holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights in respect of those shares, except as otherwise provided for in this Agreement or by applicable Law. The Merger Consideration issued and paid upon conversion of Company Shares in accordance with the terms of this Article 2 shall be deemed to have been issued and paid in full satisfaction of all rights in respect of those shares.

                (d)   TERMINATION OF EXCHANGE FUND

                Any portion of the Exchange Fund remaining undistributed nine
         (9) months after the Effective Time shall be delivered to the Surviving Corporation or as the Surviving Corporation directs, and thereafter any holder of Company Shares who did not comply with this Article 2 prior to such delivery shall look, solely to the Surviving Corporation for the Merger Consideration payable in respect of those shares (subject to abandoned property, escheat and similar Laws).

                (e)   NO LIABILITY

                None of Parent, MergerSub, the Company or the Paying Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or other distributions respect thereto), or cash from the Exchange Fund, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (f)   LOST CERTIFICATES

                Upon delivery to the Paying Agent of a "lost certificate" affidavit in customary form to the effect that a Company Stock Certificate has been lost, stolen or destroyed, and, if reasonably required by the Surviving Corporation, delivery of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation in respect of the certificate, the Paying Agent shall deliver to the Person claiming ownership of the lost, stolen or destroyed Company Stock Certificate the Merger Consideration payable in respect of the Company Shares previously represented by the certificate.

                (g)   STOCK TRANSFER BOOKS

                Company's stock transfer books shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of Company Shares on Company's stock transfer records.

                (h)   APPRAISAL RIGHTS

                Notwithstanding anything in this Agreement to the contrary, a Dissenting Share shall not be converted into the right to receive Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with Section 262 of the DGCL, unless and until the Dissenting Stockholder fails to perfect or effectively withdraws or loses those rights. At the Effective Time, each Dissenting Share shall be canceled and cease to exist or be outstanding, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of the shares is accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if a Dissenting Stockholder fails to perfect or effectively withdraws or otherwise forfeits the right to appraisal under Section 262, the right of such Dissenting Stockholder to be paid the fair value of such holder's Dissenting Shares shall cease to exist and such Dissenting Stockholder's Dissenting Shares shall be deemed to have converted into and represent for all purposes only the right to receive the Merger Consideration payable upon surrender of the Company Stock Certificate representing those shares pursuant to Section 2.5(b). Company shall give Parent (i) prompt notice of any written demand for appraisal of any Company Shares, any attempted withdrawal of any such demand, and any other instrument served on the Company pursuant to the DGCL relating to rights of appraisal and (ii) the opportunity to consult with respect to all negotiations and proceedings with respect to demands for appraisal under the DGCL. Company shall not voluntarily make any payment in respect of, or settle or offer to settle, any demand for appraisal without Parent's prior written consent, which shall not be unreasonably withheld.

                (i)   STOCK OPTIONS

                Company shall take all action necessary so that each outstanding Company Stock Option, whether or not it is then vested or exercisable, shall be canceled immediately prior to the Effective Time, and shall thereafter represent (whether or not previously vested) only the right to receive from the Surviving Corporation, at the Effective Time or as soon as practicable thereafter, in consideration for the option's cancellation, an amount in cash equal to the product of (i) the number of shares of Company Common Stock issuable upon exercise of the option multiplied by (ii) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share payable under the option, (with the amount payable subject to reduction for required withholding of taxes). Promptly following the execution of this Agreement, Company shall mail to each person who is a holder of an outstanding Company Stock Option (whether or not then vested or exercisable) a letter in a form acceptable to Parent describing the treatment of and payment for Company Stock Options pursuant to this Section 2.5(i) and providing instructions to use to obtain payment for the holder's Company Stock Options under this Agreement. These instructions shall require, inter alia, that as a condition of payment, the holder shall be required to deliver a release, in a form acceptable to Parent, by which the holder effectively relinquishes all rights in respect of the holder's Company Stock Options upon payment in accordance with this Section 2.5(i). The Surviving Corporation shall cause the Paying Agent, at the Effective Time or as soon as reasonably practicable thereafter, to deliver to such holder the amount of cash provided for in the first sentence of this Section 2.5(i). Company shall take all actions necessary to cause all stock option, stock grant and stock purchase plans, and any other plan, program or arrangement with respect to equity securities of Company or any Subsidiary, to be terminated effective as of the Effective Time and to ensure that no Person shall have any rights thereunder to acquire equity securities of Company, any Subsidiary, Parent or the Surviving Corporation after such time.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Except as set forth in (i) the Company disclosure schedule delivered by Company to Parent at or prior to the execution of this Agreement (the "Company Disclosure Schedule") (provided that the listing of an item in one schedule of the Company Disclosure Schedule shall be deemed to be a listing in each schedule of the Company Disclosure Schedule and to apply to any other representation and warranty of the Company in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other schedule or representation and warranty) or (ii) the Company SEC Reports, Company represents and warrants to Parent and MergerSub as follows:

         3.1    ORGANIZATION

         Each Target Company is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all Contracts. Each Target Company is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each state or other jurisdiction in which qualification is required by Law (except where the failure to be qualified and in good standing would not reasonably be expected to have a Material Adverse Effect).

         3.2    AUTHORITY

         Company has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. By necessary corporate action, based upon the unanimous recommendation of the Special Committee, the board of directors of Company has duly and validly authorized the execution and delivery of this Agreement and approved this Agreement and the consummation of the Merger and declared it advisable, and has resolved to recommend that the stockholders of Company approve this Agreement and the consummation of the merger of Company with MergerSub pursuant to this Agreement. Company's execution and delivery of this Agreement and, subject to receipt of Stockholder Approval, consummation of the Merger, have been duly authorized by all necessary action required by Company's Organizational Documents and the DGCL.

         3.3    ENFORCEABILITY

         This Agreement constitutes a legally valid and binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         3.4    CAPITAL STOCK

                (a) Company's authorized capital stock consists of 12,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock.

                (b) Company had 4,390,264 shares of Company Common Stock issued and outstanding as of September 30, 2002. All of these shares are duly authorized, validly issued, fully paid and nonassessable, and none of them was issued in violation of or subject to any preemptive rights. As of the date of this Agreement, Company holds 391,029 shares of Company Common Stock in treasury, and no shares of Company Common Stock are held by any Subsidiary.

                (c) Company had 17,666 shares of Company Preferred Stock issued and outstanding as of October 11, 2002. All of these shares are duly authorized, validly issued, fully paid and nonassessable, and none of them was issued in violation of or subject to any preemptive rights. As of the date of this Agreement, Company holds no shares of Company Preferred Stock in treasury, and no shares of Company Preferred Stock are held by any Subsidiary.

                (d) As of October 11, 2002, there were outstanding Company Stock Options to purchase a total of 385,000 shares of Company Common Stock, as listed in Section 3.4(d) of the Company Disclosure Schedule. Section 3.4(d) of the Company Disclosure Schedule also provides, for each stock option listed, the name of the holder, the number of underlying shares, the date of grant, the applicable vesting schedule and the exercise price.

                (e) As of the date of this Agreement: (i) except as described in Sections 3.4(b) and 3.4(c), there are no other classes of outstanding shares of capital stock or other classes of equity securities of Company or any other class of equity equivalents; and (ii) except as described in Sections 3.4(c) and 3.4(d), there are no other classes of securities of Company convertible into or exchangeable for shares of capital stock or other classes of equity securities of Company or options, warrants, calls, puts, subscription rights, conversion rights or other Contracts to which Company is party or by which it is bound providing for Company's issuance of any Company Shares or other equity securities.

                (f) Except for the Voting Agreement or as provided in Company's certificate of incorporation, as amended to the date of this Agreement, there are no stockholders agreements, buy-sell agreements, voting trusts or other Contracts to which Company or any Subsidiary is a party or by which it is bound relating to the voting or disposition of any Company Shares or creating any obligation of Company or any Subsidiary to repurchase, redeem or otherwise acquire or retire any Company Shares or any Company Stock Options or warrants.

                (g) Section 3.4(g) of the Company Disclosure Schedule lists for each Subsidiary, its name and jurisdiction of incorporation and the number of authorized shares of each class of its capital stock. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and none of them was issued in violation of any preemptive rights.

                (h) Company holds of record and owns beneficially all of the issued and outstanding shares of capital stock of each Subsidiary, free and clear of any Liens (other than restrictions on transfer under the Securities Act and state securities Laws) and there are no other outstanding equity securities or equity equivalents of any Subsidiary.

                (i) There are no securities of any Subsidiary convertible into or exchangeable for shares of capital stock or other equity securities of the Subsidiary or options, warrants, calls, puts, subscription rights, conversion rights or other Contracts to which any Subsidiary is party or by which it is bound providing for its issuance of any shares of its capital stock or any other equity securities.

                (j) There are no stockholders agreements, buy-sell agreements, voting trusts or other Contracts to which any Subsidiary is a party or by which it is bound relating to the voting or disposition of any shares of the Subsidiary's capital stock or creating any obligation of the Subsidiary to repurchase, redeem or otherwise acquire or retire any shares of its capital stock or any stock options or warrants.

                (k) Except for the Subsidiaries or as described in the Company SEC Reports, Company does not own any shares of capital stock of or other equity interest in any corporation or other Person.

         3.5    NO VIOLATION

         Subject only to obtaining Stockholder Approval, Company's execution, delivery and performance of this Agreement will not, either directly or indirectly (and with or without Notice or the passage of time or both):

                (a) violate or conflict with its Organizational Documents or those of any Subsidiary;

                (b) except as would not reasonably be expected to have a Material Adverse Effect, result in a breach of or default under any Contract to which it or any Subsidiary is a party or by which it is bound;

                (c) except as would not reasonably be expected to have a Material Adverse Effect, result in the imposition or creation of any Lien (other than a Permitted Lien) upon any of its assets or any of the assets of any Subsidiary; or

                (d) except as would not reasonably be expected to have a Material Adverse Effect, violate or conflict with, or give any Governmental Authority the right to challenge the Merger or to obtain any other relief under, any Law or Order to which it or any Subsidiary is subject.

         3.6    NO CONSENT REQUIRED

         Except (i) as required by the Securities Act, the Exchange Act, The Nasdaq National Market, Inc. or applicable Takeover Statutes or (ii) where Company's failure to give, file or obtain any Notice, Permit or Consent would not reasonably be expected to have a Material Adverse Effect, and except for
(iii) filing and recordation of appropriate documents for the Merger as required by the DGCL, Company's execution, delivery and performance of this Agreement do not require any Notice to, filing with, Permit from or other Consent of any Governmental Authority or other Person.

         3.7    SEC REPORTS AND FINANCIAL STATEMENTS

         Company has filed with the SEC all forms, reports, schedules, exhibits and other documents that it has been required to file (collectively, including all exhibits thereto, the "Company SEC Reports"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the related SEC rules and regulations in effect on the date that it was filed with the SEC. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference in the Company SEC Reports, contained, as of their respective dates of filing (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or incorporated by reference or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. No

Subsidiary is required to file any forms, reports or other documents with the SEC.

         The consolidated financial statements of Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the relevant published rules and regulations of the SEC and present fairly, in conformity with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein), the consolidated financial position of Company and its consolidated Subsidiaries as of the dates indicated and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and to the lack of footnotes and other presentation items).

         3.8    EQUIPMENT

         Schedule 3.8 of the Company Disclosure Schedule contains a complete and accurate list of all of the Equipment of the Target Companies as of the date of this Agreement having a purchase price of more than $10,000 per piece of Equipment (grouping the Equipment listed by Target Company, and identifying each piece of Equipment by Equipment description).

         3.9    CONTRACTS

                (a) Section 3.9(a) of the Company Disclosure Schedule consists of 12 subschedules which contain complete and accurate lists of the following Contracts of the Target Companies as of the date of this Agreement (grouping the Contracts listed on each subschedule by Target Company, and listing each Contract only once if more than one listing otherwise would be required):

                      (1) a list of the top 20 Customer Contracts (by revenues
                for the twelve (12) month period ended August 31, 2002) identifying each Customer Contract by name of customer, billing address and contract term (Section 3.9(a)(1) of the Company Disclosure Schedule);

                      (2) all Equipment Leases involving monthly payments of
                more than $1,000, identifying each Equipment Lease by (i) vendor and Equipment description, and (ii) lessor, lessee and term of lease (Section 3.9(a)(2) of the Company Disclosure Schedule);

                      (3) all Facility Leases and Former Facility Leases,
                identifying each Facility Lease and Former Facility Lease by (i) name, location and use of the Facility in question, and (ii) for each Facility Lease, lessor, lessee and term of lease (Section 3.9(a)(3) of the Company Disclosure Schedule);

                      (4) all Contracts (or series of related Contracts) for the purchase or sale of raw materials, parts, supplies, products or other personal property, or for the receipt of services, the performance of which will extend over a period of more than six months or involve payments in an amount exceeding $25,000 (Section 3.9(a)(4) of the Company Disclosure Schedule);

                      (5) all Contracts with lenders evidencing or securing any
                indebtedness for borrowed money (Section 3.9(a)(5) of the Company Disclosure Schedule);

                      (6) all Contracts with distributors and sales
                representatives (Section 3.9(a)(6) of the Company Disclosure Schedule);

                      (7) all Contracts guaranteeing the contractual performance of or any payment by another Person (other than a Target Company) (Section 3.9(a)(7) of the Company Disclosure Schedule) where the Target Companies' liability exceeds $25,000;

                      (8) all Contracts creating a partnership or joint venture
                with another Person (Section 3.9(a)(8) of the Company Disclosure Schedule);

                      (9) all Contracts restricting or purporting to restrict a
                Target Company's geographical area or scope of business activities or limiting or purporting to limit the freedom to engage in any line of business or to compete with any Person (Section 3.9(a)(9) of the Company Disclosure Schedule), except for arrangements entered into in the Ordinary Course of Business;

                      (10) all Contracts granting a right of first refusal or
                first negotiation with respect to any material asset of a Target Company (Section 3.9(a)(10) of the Company Disclosure Schedule);

                      (11) all Contracts (other than Employee Benefit Plan)
                relating to employee compensation, employment, termination of employment or consulting services, involving annual payments of in excess of $25,000 including any such Contract that would result in any benefit payable to any Person following consummation of the Merger of at least $25,000 (Section 3.9(a)(11) of the Company Disclosure Schedule); and

                      (12) all Contracts (or series of related Contracts)
                entered into outside of the Ordinary Course of Business and involving the expenditure or receipt by any party of an amount exceeding $25,000 (Section 3.9(a)(12) of the Company Disclosure Schedule).

                (b) Each Material Contract of the Target Companies is a legally valid and binding obligation of the subject Target Company and, to the Knowledge of the Company, the other parties thereto (except where the failure to be legally valid, binding and enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate with all such other Contracts).

                (c) Except as would not reasonably be expected to result in a Material Adverse

         Effect: (i) no Target Company is in Default under any Material Contract, and to Company's Knowledge, no other party to a Material Contract is in Default in any material respect under the Contract; and
         (ii) no event has occurred or circumstance exists that (with or without Notice or the passage of time, or both) would result in a Default by a Target Company under a Material Contract or would give any party to a Material Contract the right to exercise any remedy under the Contract or to cancel, terminate or modify the Material Contract.

                (d) Except as would not reasonably be expected to result in a Material Adverse Effect, no Target Company has given Notice to or received Notice from any other Person relating to an alleged, possible or potential Default under any Material Contract.

                (e) For each Facility Lease listed in Section 3.9(a)(3) of the Company Disclosure Schedule, the Target Company party to the Facility Lease has a good and valid leasehold interest in the Facility Lease free and clear of all Liens, except for (i) Taxes and general and special assessments not in default and payable without penalty and interest, (ii) easements, covenants and other encumbrances or restrictions that do not materially impair the current use, occupancy, value or marketability of the Target Company's interest, (iii) any landlord's or other statutory lien incidental to the Ordinary Course of Business and (iv) Permitted Liens.

         3.10   REAL PROPERTY

         Section 3.10 of the Company Disclosure Schedule contains a complete and accurate list of all material Real Property owned by the Target Companies as of the date of this Agreement (identified by Target Company and common name). For each item of Real Property listed in Section 3.10 of the Company Disclosure Schedule, title to the parcel is free and clear of all Liens, except for (i) Taxes and general and special assessments not in default and payable without penalty and interest, (ii) easements, covenants and other encumbrances or restrictions that do not materially impair the current use, occupancy, value or marketability of the property, (iii) statutory liens incidental to the Ordinary Course of Business and (iv) Permitted Liens.

         3.11   PERMITS

                (a) Except as would not reasonably be expected to have a Material Adverse Effect, in the case of each Permit held by the Target
         Companies:

                      (1) the Permit is valid and in full force and effect;

                      (2) the holder of the Permit has complied with the
                terms of the Permit in all material respects;

                      (3) to Company's Knowledge, no event has occurred or
                circumstance exists that (with or without Notice or the passage of time or both) would constitute or result in the holder's violation of or failure to comply with the Permit or result in the revocation, withdrawal, suspension, cancellation, termination or material modification of the Permit;

                      (4) the holder of the Permit has not received any written
                Notice from any Governmental Authority or other Person regarding
                (i) any actual, alleged or potential violation of or failure to comply with the Permit or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination or modification of the Permit; and

                      (5) the holder of the Permit has duly filed on a timely
                basis all applications that were required to be filed for the renewal of the Permit and has duly made on a timely basis all other filings, if any, required to have been made in respect of the Permit.

                (b) The Target Companies hold all Permits required for the lawful conduct of the Business as it is currently conducted (except for any Permits the failure to obtain which would not reasonably be expected to have a Material Adverse Effect);

         3.12   INTELLECTUAL PROPERTY

         The Target Companies have rights to all Intellectual Property of any kind or character necessary for the conduct and operation of the Business as it is currently conducted, except where the failure to have such rights would not reasonably be expected to have a Material Adverse Effect.

         3.13   UNDISCLOSED LIABILITIES

         The Target Companies do not have any Liabilities except for (i) Liabilities disclosed in the financial statements included in the Company's SEC Reports, (ii) Liabilities incurred in the Ordinary Course of Business since June 30, 2002 and (iii) Liabilities which would not reasonably be expected to have a Material Adverse Effect.

         3.14   TAXES

                (a) Except as would not reasonably be expected to have a Material Adverse Effect, each Target Company has filed all Tax Returns that it was required to file prior to the date of this Agreement. All of the Tax Returns filed were correct and complete in all respects except as would not reasonably be expected to have a Material Adverse Effect, and all material amounts of Taxes due in connection with these Tax Returns have been paid (other than (i) Taxes for which adequate reserves have been established as reflected on the June 30 Balance Sheet, as such amounts have changed and may change since June 30,
         2002), and (ii) Taxes which are being contested in good faith the nonpayment of which would not reasonably be expected to have a Material Adverse Effect).

                (b) No federal or state income Tax Return that any Target Company filed prior to the date of this Agreement is currently under audit or examination by a Governmental Authority, and no Target Company has received Notice from any Governmental Authority that (i) any federal or state income Tax Return that it filed will be audited or examined or that (ii) it is or may be liable for a material amount of additional Taxes in respect of any Tax Return or for the payment of a material amount of Taxes in respect of a Tax Return that it did not file (because, for example, it believed that it was not subject to taxation by the jurisdiction in question).

                (c) Except as would not reasonably be expected to have a Material Adverse Effect, no Target Company had any amount of delinquent Taxes as of June 30, 2002.

                (d) No Target Company has extended the time in which to file any Tax Return or extended or waived the statute of limitations for the assessment of any Tax.

                (e) No Target Company has filed a consent under ss. 341(f) of the Internal Revenue Code (relating to collapsible corporations) or made any payments, or is or could become obligated under an existing Contract (including a stock option) to make any payments, that are not deductible under ss. 280G of the Internal Revenue Code (relating to "golden parachute" payments).

                (f) Section 3.14(f) of the Company Disclosure Schedule lists all federal and all material other income Tax Returns that the Target Companies have filed since January 1, 1998. No Target Company is a party to any agreement providing for the allocation or sharing of Taxes.

                (g) Company has not been at any time during the applicable period specified in ss. 897(c)(1)(A)(ii) of the Internal Revenue Code, a "United States real property holding corporation" within the meaning of ss. 897(c) of the Internal Revenue Code.

                (h) No Target Company has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of ss. 355(a)(1)(A) of the Internal Revenue Code) in a distribution of stock qualifying for tax-free treatment under ss. 355 of the Internal Revenue Code in the two years prior to the date of this Agreement.

         3.15   NO MATERIAL ADVERSE CHANGE

         Since June 30, 2002, (i) there has not been any change in Company's consolidated financial position, results of operations or assets, and (ii) no event has occurred or circumstance exists relating to Company or any Subsidiary that, individually or in the aggregate, has had a Material Adverse Effect.

         3.16   EMPLOYEE BENEFITS

                (a) Section 3.16(a) of the Company Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans under which any Target Company has any obligation or Liability whether contingent or otherwise (grouping the Employee Benefit Plans by Target Company).

                (b) Except as would not reasonably be expected to result in a Material Adverse Effect, in the case of each Employee Benefit Plan listed in Section 3.16(a) of the Company Disclosure Schedule:

                      (1) the plan has been maintained and operated in material
                compliance with the applicable requirements of ERISA, the Internal Revenue Code and any other Law;

                      (2) all required contributions to or premiums or other
                payments in respect of the plan have been timely paid;

                      (3) there have been no "prohibited transactions" (as
                defined in ss. 406 of ERISA and ss. 4975 of the Internal Revenue
                Code) in respect of the plan which could reasonably result in Liability to a Target Company; and

                      (4) no Suit in respect of the administration or operation
                of the plan or the investment of plan assets is pending or, to Company's Knowledge, Threatened, and to Company's Knowledge, there is no basis for any such Suit.

                (c) Except to the extent required by ss. 4980B of the Internal Revenue Code or any similar state law, no Target Company provides health or other welfare benefits to any retired or former employee or is obligated to provide health or other welfare benefits to any active employee following his or her retirement or other termination of service.

                (d) No Target Company maintains or in the past six (6) years has maintained an Employee Benefit Plan that is or was subject to the "minimum funding standards" of ss. 302 of ERISA or Title IV of ERISA.

                (e) No Target Company contributes to or in the past six (6) years has been required to contribute to any "multiemployer plan" (as defined in ss. 3(37) of ERISA).

                (f) Each Employee Benefit Plan listed in Section 3.16(a) of the Company Disclosure Schedule and any related trust intended to qualify under ss. 401(a) of the Internal Revenue Code has received a determination from the Internal Revenue Service that it so qualifies.

                (g) Except as contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the Merger will result in an increase in benefits under any Employee Benefit Plan listed in Section 3.16(a) of the Company Disclosure Schedule or any Contract with any current, former or retired employee of the Company or an acceleration of the time of payment or vesting of any benefits.

         3.17   INSURANCE

                (a) Section 3.17(a) of the Company Disclosure Schedule consists of three subschedules and lists:

                      (1) all insurance policies in effect on the date of this
                Agreement under which any Target Company or any director or officer of a Target Company (in his or her capacity as a director or officer) is insured at any time since January 1, 1998 (Section 3.17(a)(1) of the Company Disclosure Schedule);

                      (2) all self-insurance arrangements by any Target Company
                since January 1, 1998 (Section 3.17(a)(2) of the Company Disclosure Schedule); and

                      (3) all obligations of any Target Company to provide
                insurance coverage to any Person other than an employee (Section 3.17(a)(3) of the Company Disclosure Schedule).

                (b) Except as would not reasonably be expected to have a Material Adverse Effect, with respect to each insurance policy listed in Section 3.17(a)(1) of the Company Disclosure Schedule under which a Target Company is currently insured:

                      (1) the policy is valid and in full force and effect, and
                will continue in full force and effect following consummation of the Merger; and

                      (2) with respect to all pending claims, the Target Company has not received (i) any refusal of coverage, (ii) any Notice that a defense will be afforded with a reservation of rights, or
                (iii) any Notice of cancellation or any other indication that the policy is no longer in full force or effect or will not be renewed or that the insurance company is unwilling or unable to perform its obligations.

         3.18   COMPLIANCE

                (a) Since January 1, 1998, each Target Company has complied with, and is currently in compliance with, each Law and Order that is or was applicable to it or to the conduct of the Business (except for non-compliance that would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate with all such other non-compliance).

                (b) Except as would not reasonably be expected to have a Material Adverse Effect, no Target Company has received any written Notice which has not been resolved from any Governmental Authority or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any applicable Law or Order or (ii) any actual, alleged or potential obligation to undertake or bear all or any portion of the cost of any remedial action of any kind.

         3.19   LEGAL PROCEEDINGS

                (a) Section 3.19(a) of the Company Disclosure Schedule consists of two subschedules and lists:

                      (1) all Suits pending as of the date of this Agreement in
                which any Target Company is a party (Section 3.19(a)(1) of the Company Disclosure Schedule); and

                      (2) all other Suits since January 1, 1998 through the date of this Agreement involving monetary claims of more than $50,000 or requests for injunctive relief in which any Target Company was a party (Section 3.19(a)(2) of the Company Disclosure Schedule).

                (b) None of the pending Suits listed in Section 3.19(a)(1) of the Company Disclosure Schedule would reasonably be expected to have a Material Adverse Effect.

                (c) to Company's Knowledge, as of the date of this Agreement, there is no Suit Threatened or investigation pending against any Target Company which would reasonably be expected to have a Material Adverse Effect.

         3.20   ABSENCE OF CERTAIN EVENTS

         Since June 30, 2002 through the date of this Agreement, no Target Company has:

                (a) sold, leased, transferred or disposed of any of its assets used, held for use or useful in conduct of the Business with a book value in excess of $1,000 except in the Ordinary Course of Business;

                (b) entered into any Material Contract relating to the Business except in the Ordinary Course of Business;

                (c) terminated, accelerated or modified any Material Contract relating to the Business to which it is or was a party or by which it is or was bound, or has agreed to do so, or has received Notice that another party had done so or intends to do so, except in the case of Material Contracts which expired in accordance with their terms or which were terminated, accelerated or modified in any material respect in the Ordinary Course of Business;

                (d) imposed or permitted any Lien (other than a Permitted Lien) on any of its assets except in the Ordinary Course of Business;

                (e) other than in the Ordinary Course of Business, delayed or postponed payment of its vendor accounts payable and other Liabilities;

                (f) cancelled, compromised, waived or released any claim or right involving in excess of $1,000 outside of the Ordinary Course of Business;

                (g) experienced any damage, destruction or loss to any of its assets used, held for use or useful in conduct of the Business (whether or not covered by insurance) which has resulted in a Material Adverse Effect;

                (h) changed the base compensation or other terms of employment of any of its employees involving consideration in excess of $50,000 except in the Ordinary Course of Business;

                (i) paid a bonus to any employee other than in the Ordinary Course of Business;

                (j) adopted a new material Employee Benefit Plan, terminated any material existing plan or increased materially the benefits under or otherwise materially modified any existing plan except as contemplated in this Agreement;

                (k) amended its Organizational Documents;

                (l) issued, sold, redeemed or repurchased, or effected any split, combination or reclassification of, any shares of its capital stock or other securities or retired any indebtedness;

                (m) granted any stock options other than in the Ordinary Course of Business;

                (n) declared or paid any dividends or made any other distributions in respect of its capital stock;

                (o) made, or guaranteed, any loans or advances to another Person, other than a Target Company, or made any investment or commitment therefor in any Person, other than a Target Company, in each case other than in the Ordinary Course of Business;

                (p) made any capital expenditures in excess of $25,000 in the aggregate;

                (q) made any material change in its accounting principles or methods; or

                (r) entered into any Contract to do any of the matters described in the preceding clauses (a)-(q).

         3.21   ENVIRONMENTAL MATTERS

                (a) Each Target Company is, and has been at all times since January 1, 1995, in compliance with all applicable Environmental Laws and Occupational Safety and Health Laws (except where non-compliance would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate with all such other non-compliance), and to Company's Knowledge, there are no facts, circumstances or conditions which would reasonably be expected to prevent compliance in the future (except where non-compliance would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate with all such other non-compliance).

                (b) No Target Company has received any Notice from any Governmental Authority, any private citizen acting in the public interest, the current or prior owner or operator of any current or former Facility, or any other Person, of (i) any actual or potential violation or failure to comply with any Environmental Laws or (ii) any actual or potential Cleanup Liability or other Environmental Liability, which would reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate with all other such matters.

         3.22   EMPLOYEES

         Section 3.22 of the Company Disclosure Schedule contains a complete and accurate list of the following information for the employees of each Target Company as of the date of this Agreement (grouping the employees by Target Company), including employees on leave of absence: name; job title; date of hire; current base compensation; and changes in base compensation since January 1, 2001 (or date of hire, if later). To Company's Knowledge, except where non-compliance therewith would not reasonably be expected to have a Material Adverse Effect, no employee of any Target Company is a party to or is otherwise bound by any Contract or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, that presently limits or restricts the scope of his or her duties as an employee of the Surviving Corporation (or of a Subsidiary of the Surviving Corporation).

         3.23   LABOR RELATIONS

         No Target Company is or has ever been a party to any collective bargaining agreement or other labor Contract. Except as would not reasonably be expected to have a Material Adverse Effect, no Target Company is experiencing, or has experienced at any time, and, to Company's Knowledge, there is no reasonable basis to expect any Target Company to experience: (i) any strike, slowdown, picketing or work stoppage by or lockout of its employees; (ii) any Suit relating to the alleged violation of any Law or Order relating to labor relations or employment matters (including any charge or complaint filed by an employee or union with the U.S. National Labor Relations Board or Equal Employment Opportunity Commission or any other comparable Governmental Authority); (iii) any other labor or employment dispute; or (iv) any activity to organize or establish a collective bargaining unit, trade union or employee association.

         3.24   BROKER'S FEE

         Company has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         3.25   TAKEOVER STATUTES

         No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company ("Takeover Statutes") is applicable to the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representation and warranty set forth in Section 4.13, the action of the Board of Directors of the Company in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

         3.26   PROXY STATEMENT

         None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (and each amendment of or supplement to the Proxy Statement, if any) will, on the date it is mailed to the Stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or incorporated by reference or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading. Notwithstanding the foregoing, Company makes no representation or warranty in respect of statements made in any of the foregoing documents based on information supplied by Parent or MergerSub in writing for inclusion in such documents. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC.

         3.27   VOTE REQUIRED

         The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of holders of any class or series of Company's capital stock necessary to adopt this Agreement and to consummate the Merger.

         3.28   OPINION OF FINANCIAL ADVISOR

         The Special Committee has received the opinion of Houlihan Lokey Howard & Zukin, dated October 19, 2002, to the effect that, as of such date, the Common Stock Merger Consideration to be received by the holders of Company Common Stock is fair to such holders from a financial point of view.

                                    ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB

         Except as set forth in the Parent SEC Reports, Parent and MergerSub represent and warrant to Company as follows:

         4.1    ORGANIZATION

         Each of Parent and MergerSub is are a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all Contracts. Parent directly owns all of the issued and outstanding shares of MergerSub's capital stock.

         4.2    AUTHORITY

         Each of Parent and MergerSub has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent and MergerSub have been duly authorized by all necessary action required by their respective Organizational Documents and applicable Law.

         4.3    ENFORCEABILITY

         This Agreement constitutes a legally valid and binding obligation of Parent and MergerSub, enforceable against them in accordance with its terms except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         4.4    NO VIOLATION

         The execution, delivery and performance of this Agreement by Parent and MergerSub will not, in the case of each of them, either directly or indirectly (and with or without Notice or the passage of time or both):

                (a)   violate or conflict with its Organizational Documents;

                (b) except as would not reasonably be expected to have a Material Adverse Effect, result in a breach of or default under any Contract to which it is a party or by which it is bound;

                (c) except as would not reasonably be expected to have a Material Adverse Effect, result in the imposition or creation of any Lien (other than a Permitted Lien) upon any of its assets; or

                (d) violate or conflict with, or give any Governmental Authority or other Person the right to challenge the Merger or to obtain any other relief under, any Law or Order to which it is subject.

         4.5    NO CONSENT REQUIRED

         Except (i) as required by the Securities Act, the Exchange Act, The Nasdaq National Market, Inc. or applicable Takeover Statutes or (ii) where its failure to give, file or obtain any Notice, Permit or Consent would not reasonably be expected to have a Material Adverse Effect, and except for (iii) filing and recordation of appropriate documents for the Merger as required by the DGCL, the execution, delivery and performance of this Agreement by Parent and MergerSub do not require any Notice to, filing with, Permit from or other Consent of any Governmental Authority or other Person.

         4.6    SEC REPORTS AND FINANCIAL STATEMENTS

         Parent has filed with the SEC all forms, reports, schedules, exhibits and other documents that it has been required to file (collectively, including all exhibits thereto, the "Parent SEC Reports"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the related SEC rules and regulations in effect on the date that it was filed with the SEC. None of the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference in the Parent SEC Reports, contained, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing) filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or incorporated by reference or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         The consolidated financial statements of Parent included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the relevant published rules and regulations of the SEC and present fairly, in conformity with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates indicated and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and to the lack of footnotes and other presentation items).

         4.7    BROKER'S FEE

         Neither Parent nor MergerSub has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         4.8    MERGERSUB FORMATION

         MergerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of its incorporation, MergerSub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations under this Agreement and related ancillary matters.

         4.9    PROXY STATEMENT

         None of the information supplied or to be supplied by Parent or MergerSub for inclusion or incorporation by reference in the Proxy Statement (and each amendment of or supplement to the Proxy Statement, if any) will, on the date it is mailed to the Stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or incorporated by reference or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading.

         4.10   BOARD APPROVAL

         The Board of Directors of MergerSub, by unanimous written consent, has unanimously approved this Agreement and declared it advisable and in the best interests of MergerSub's sole stockholder.

         4.11   VOTE REQUIRED

         The affirmative vote of Parent, as the sole stockholder of MergerSub, is the only vote of the stockholders of Parent or the stockholders of MergerSub necessary to adopt this Agreement.

         4.12   COMPLIANCE WITH APPLICABLE LAWS; REGULATORY MATTERS

         Parent and its subsidiaries hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Authorities, except for those which the failure to hold would not reasonably be expected to have a Material Adverse Effect (the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect. The businesses of Parent and its subsidiaries are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Authority, except for violations which would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no investigation by any Governmental Authority with respect to Parent or any of its material subsidiaries is pending or, to the Knowledge of Parent, threatened in writing, other than investigations which would not reasonably be expected to have a Material Adverse Effect.

         4.13   OWNERSHIP OF COMPANY SHARES

         Neither Parent nor MergerSub is, nor at any time during the last three years has it been, an "interested stockholder" of Company as defined in Section 203 of the DGCL. Neither Parent nor MergerSub owns (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Company (other than as contemplated by this Agreement).

         4.14   FINANCING

         Parent represents that as of the date hereof it has, and on the Closing Date it will have and will cause MergerSub or the Surviving Corporation as the case may be to have, access to sufficient funds to deliver (i) the Merger Consideration to the Paying Agent in accordance with Section 2.5(a) and (ii) cash in an aggregate amount necessary to satisfy the Surviving Corporation's payment obligations to holders of Company Stock Options in accordance with
Section 2.5(i).

                                    ARTICLE 5
                             EVENTS PRIOR TO CLOSING

         5.1    GENERAL

         Pending Closing, each Party shall use its reasonable best efforts to take all actions and to do all things necessary in order to consummate the Merger (including, in the case of Company, satisfaction, but not waiver, of the Company Closing Conditions, and in the case of Parent and MergerSub, satisfaction, but not waiver, of the Parent Closing Conditions).

         5.2    CONDUCT OF BUSINESS BY COMPANY

         Pending Closing:

                (a) Company shall, and shall cause each Subsidiary to, conduct the Business only in the Ordinary Course of Business and with no less diligence and effort than would be applied in the absence of this Agreement; and

                (b) Company shall not, and shall cause each Subsidiary not to, take any affirmative action that results in the occurrence of an event described in Section 3.20 or fail to take any reasonable action within its control that would avoid the occurrence of an event described in
         Section 3.20 (other than capital expenditures in fiscal year 2004 consistent with the level of capital expenditures in fiscal year 2003).

         5.3    STOCKHOLDERS MEETING

         Subject to Section 5.7 hereof, Company shall take all lawful action to
(i) cause a special
meeting of its Stockholders (the "Stockholders Meeting") to be duly called and held as soon as possible for the purpose of obtaining Stockholder Approval and
(ii) solicit proxies from its Stockholders to obtain Stockholder Approval. Company's board of directors shall recommend approval and adoption of this Agreement and the Merger by Company's Stockholders and, except as permitted by
Section 5.7(c), shall not withdraw, amend, or modify their respective recommendations in a manner adverse to Parent (or announce publicly its intention to do so). In this regard, Company shall:

                (a) as promptly as practicable after the date of this Agreement, prepare and file with the SEC a preliminary proxy statement containing the information required to be disclosed to the Stockholders in connection with the vote of the Stockholders to provide Stockholder Approval, give Parent the opportunity to review the preliminary proxy statement prior to its being filed with the SEC, and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to the Stockholders; and

                (b) subject to the fiduciary duties of the Board of Directors and Section 5.7 of this Agreement, include in the Proxy Statement the recommendation of Company's board of directors that the Stockholders vote in favor of adoption of this Agreement;

                (c) subject to the fiduciary duties of the Board of Directors and Section 5.7 of this Agreement, use its reasonable best efforts to obtain Stockholder Approval; and

                (d) otherwise comply in all material respects with all legal requirements applicable to the Stockholders Meeting.

         After the date hereof, none of Parent, MergerSub or any of Parent's other subsidiaries shall purchase, offer to purchase or enter into any contract, agreement or understanding with respect to Company Shares, except pursuant to the Merger and the Voting Agreement.

         5.4    APPROVALS AND CONSENTS; COOPERATION

         Each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable (including, without limitation, filing the notifications required by the New York City Business Integrity Commission within five (5) business days following the date of this Agreement) all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) taking such reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals and (iii) with respect to Parent, taking such reasonable steps as may be necessary to assist Company with its obligations pursuant to Section 5.3. Without limiting the generality of the foregoing, each of the Company and Parent agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Authority in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Parent shall use its best efforts to resolve such objections, if any, as any Governmental Authority may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. In the event that a suit is instituted by a Person or Governmental Authority challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Company and Parent shall use its best efforts to resist or resolve such suit. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with any statement, filing, ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement.

         5.5    ACCESS TO INFORMATION

         Pending Closing, Company shall, and shall cause each Subsidiary to (i) give Parent and its representatives (including counsel, financial advisors and accountants) access during normal business hours (but without unreasonable interference with operations) to its Facilities and Books and Records and other documents and (ii) make its officers and employees available to respond to reasonable inquiries regarding the Company, the Subsidiaries and the Business. Company shall furnish Parent and its representatives with all information and copies of all documents concerning the Company, the Subsidiaries and the Business, and the Company Shares and Company Options, that Parent and its representatives reasonably request. Company shall furnish to Parent, at the earliest time that they are available, such monthly and quarterly financial statements and data as are routinely prepared by Company.

         5.6    NOTICE OF DEVELOPMENTS

         Pending Closing, the Parties shall promptly give Notice to each of the other Parties of: (i) any fact or circumstance of which a Party becomes aware that causes or constitutes an inaccuracy in any of Party's representations and warranties in Articles 3 or 4 on the date of this Agreement that would reasonably be expected to result in a failure to satisfy any of the conditions in Section 6.1 or 6.2; (ii) any breach of or default of any Party's other obligations in this Article 5 that would reasonably be expected to result in a failure to satisfy any of the conditions in Section 6.1 or 6.2; or (iii) the occurrence of any event that may make satisfaction of any of the conditions in Section 6.1 or 6.2 impossible or unlikely; but the delivery of any Notice pursuant to this Section 5.6 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available to any Party under this Agreement.

         5.7    ACQUISITION PROPOSALS

                (a) Immediately after the execution and delivery of this Agreement, Company shall, and shall cause its affiliates and their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors and representatives to, cease and terminate any existing activities, discussions or negotiations with any parties previously conducted in respect of any possible Acquisition Proposal. Company shall take all necessary steps promptly to inform the individuals or entities referred to in the next sentence of this
         Section 5.7(a) of the obligations undertaken in this Section 5.7(a). From the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, Company shall not, and shall not authorize or cause any Subsidiary or any officer, director or employee of Company or any Subsidiary, or any investment banker, attorney, accountant or other advisor or representative of Company or any Subsidiary, to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or reasonably would be expected to lead to, any Acquisition Proposal.

                (b) Notwithstanding the limitation provided for in clause (ii) of the second sentence of Section 5.7(a), if Company receives a bona fide written proposal or offer that Company's board of directors and the Special Committee determine in good faith is or would reasonably be expected to result in a third party making a Superior Company Proposal, Company may (A) furnish information with respect to Company to the Person making such proposal or offer (if the Person first enters into a confidentiality agreement with Company containing restrictions as to confidentiality substantially equivalent to or more protective of Company than those in the confidentiality agreement between Company and Parent), and (B) participate in discussions or negotiations with such person regarding such proposal or offer.

                (c) Except as expressly permitted by this Section 5.7, Company's board of directors and the Special Committee shall not approve or recommend to stockholders any Acquisition Proposal. Nothing contained in this Agreement shall prohibit Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal or making any disclosure to Company's Stockholders which, in the good faith reasonable judgment of Company's board of directors, is required under applicable Law. Notwithstanding anything contained in this Agreement to the contrary, any action by Company's board of directors or the Special Committee permitted by, and taken in accordance with, this Section 5.7 shall not constitute a breach of this Agreement by Company.

                (d) In the event Company receives a Superior Company Proposal, nothing contained in this Agreement shall prevent the Company's board of directors, the Special Committee or an Authorized Officer of the Company from executing or entering into an agreement relating to such Superior Company Proposal and recommending such Superior Company Proposal to the Stockholders; and in such case, Company's board of directors may withdraw, modify or refrain from making its recommendation (including a declaration of advisability) of the Merger and/or adoption of this Agreement, and, to the extent it does so, Company may refrain from calling, providing notice of and holding the Stockholders Meeting to adopt this Agreement and from soliciting proxies or consents to secure the vote or written consent of its stockholders to adopt this Agreement and may terminate this Agreement.

         5.8    PUBLIC ANNOUNCEMENTS

         Each of Parent, Subsidiary and Company shall consult with one another before issuing any press release or otherwise making any public statements in respect of the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as required by Law or the rules of The Nasdaq National Market, Inc.

         5.9    EMPLOYEE MATTERS

         Parent shall cause the Surviving Corporation to honor the obligations of each Target Company under the provisions of each Employee Benefit Plan listed on Section 3.16(a) of the Company Disclosure Schedule and all written employment Contracts referred to on Section 3.22 of the Company Disclosure Schedule, subject to Parent's right to amend or terminate any such benefit plan or employee Contract in accordance with its terms; provided, however, that Parent shall not amend or terminate any such benefit plan prior to the first (1st) anniversary of the Effective Date unless the Employee Benefit Plans of Parent in which the employees of the Target Companies are eligible to participate provide for benefits which, in the aggregate, are substantially equal to or greater than those provided under the plans listed on Schedule 3.16(a). After the Effective Time, the employees of each Target Company shall be eligible to participate in the Employee Benefit Plans of Parent in accordance with their respective terms of participation, as such plans may be in effect from time to time, and at Parent's sole discretion, such employees may become employees of Parent. Service with any Target Company will be counted for purposes of determining periods of eligibility to participate or to vest in benefits under any applicable Employee Benefit Plan of Parent. At Parent's sole discretion, administrative functions, including but not limited to payroll processing, may be transferred to processors of Parent's choosing.

         5.10   FEES AND EXPENSES

         If the Merger is consummated, the Surviving Corporation shall pay the legal, financial advisory and accounting fees and expenses of Company in addition to such other reasonable and customary expenses incurred by Company (including, but not limited to, the printing, filing and mailing to Company Stockholders of the Proxy Statement) in connection with the Merger. If the Merger is not consummated, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring those expenses.

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

         6.1    CONDITIONS OF PARENT AND MERGERSUB

         The respective obligations of Parent and MergerSub to consummate the Merger and to take the other actions that they are respectively required to take at Closing are subject to the satisfaction of each of the following conditions (the "Parent Closing Conditions") prior to or at Closing:

                (a) (i) the representations and warranties of Company in Article 3 that are qualified by reference to a Material Adverse Effect are true and correct on the Closing Date as if they were made at and as of Closing (other than representations and warranties that address matters only as of a certain date, which need only be true and correct as of such certain date), and (ii) the representations and warranties of Company in Article 3 that are not so qualified are true and correct in all material respects on the Closing Date as if they were made at and as of Closing (other than representations and warranties that address matters only as of a certain date, which need only be true and correct in all material respects as of such certain date), except, in each case, for representations and warranties the breach of which has not had, and would not reasonably be expected to have, a Material Adverse Effect;

                (b) Company shall have complied with all covenants applicable to Company set forth in this Agreement except for such non-compliance as would not reasonably be expected to result in a Material Adverse Effect;

                (c) the receipt of the consent, approval and authorization required for consummation of the Merger by the New York City Business Integrity Commission;

                (d) holders of Company Shares representing no more than five percent (5%) of the outstanding shares of Company Common Stock have exercised (and not withdrawn or otherwise forfeited) the rights of a dissenting stockholder under Section 262 of the DGCL with respect to their Company Shares;

                (e)   Stockholder Approval has been obtained; and

                (f) no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.1(f) shall not be available to Parent or MergerSub if either of such Parties' failure to fulfill its obligations pursuant to Sections 5.4 or 5.5 shall have been the cause of, or shall have resulted in, such order or injunction.

         Parent and MergerSub may waive any Parent Closing Condition specified in this Section 6.1 by a written waiver delivered to Company at any time prior to or at Closing.

         6.2    CONDITIONS OF COMPANY

         The obligation of Company to consummate the Merger and to take the other actions that it is required to take at Closing is subject to the satisfaction of each of the following conditions (the "Company Closing Conditions") prior to or at Closing:

                (a) (i) the representations and warranties of Parent and MergerSub in Article 4 that are qualified by reference to a Material Adverse Effect are true and correct on the Closing Date as if they were made at and as of Closing (other than representations and warranties that address matters only as of a certain date, which need only be true and correct as of such certain date), and (ii) the representations and warranties of Parent and MergerSub in Article 4 that are not so qualified are true and correct in all material respects on the Closing Date as if they were made at and as of Closing (other than representations and warranties that address matters only as of a certain date, which need only be true and correct in all material respects as of such certain date), except, in each case, for representations and warranties the breach of which has not had, and would not reasonably be expected to have, a Material Adverse Effect;

                (b) Parent and MergerSub shall have complied with all covenants applicable to Parent or MergerSub set forth in this Agreement except for such non-compliance as would not reasonably be expected to result in a Material Adverse Effect;

                (c) receipt of the consent, approval and authorization required by the New York City Business Integrity Commission for consummation of the Merger;

                (d)   Stockholder Approval has been obtained; and

                (e) no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.2(e) shall not be available to Company if such Party's failure to fulfill its obligations pursuant to Sections 5.4 or 5.5 shall have been the cause of, or shall have resulted in, such order or injunction.

         Company may waive any Company Closing Condition specified in this
Section 6.2 by a written waiver delivered to Parent and MergerSub at any time prior to or at Closing.

                                    ARTICLE 7
           NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS;
                     NO OTHER REPRESENTATIONS AND WARRANTIES

         None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 7. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Company, Parent or MergerSub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

         8.1    TERMINATION BY COMPANY OR PARENT

         This Agreement may be terminated:

                (a) at any time prior to the Effective Time, whether before or after Stockholder Approval, by mutual written consent of the Parties by action of their respective boards of directors (or committees of the respective boards of directors delegated with such authority);

                (b) by either Company or Parent, if the Merger shall not have been consummated by the Outside Date; provided, that such Outside Date may, at Company's option, be extended at one or more times to a date which is up to an additional ninety (90) days from the Outside Date in the event all conditions to effect the Merger other than those set forth in Sections 6.1(c) and 6.2(c) (the "Extension Conditions") have been or are capable of being satisfied at the time of such extension and the Extension Conditions have been or are reasonably capable of being satisfied on or prior to the date which is an additional ninety
         (90) days from the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

                (c) by either the Company or Parent, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable), permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, provided, however, that neither Company nor Parent may terminate this Agreement pursuant to this
         Section 8.1(c) unless the Party seeking to terminate this Agreement has used its best efforts to oppose any such governmental order or decision or to have such order or decision vacated or made inapplicable to the Merger contemplated by this Agreement.

         8.2    TERMINATION BY COMPANY

         Company may terminate this Agreement:

                (a) if the Company enters into a definitive agreement providing for the implementation of a Superior Company Proposal; or

                (b) if Stockholder Approval is not obtained at the Stockholders Meeting by reason of failure to obtain the required vote at such meeting or any adjournment thereof.

         8.3    TERMINATION BY PARENT

         Parent may terminate this Agreement:

                (a) if (i) Company's board of directors or the Special Committee withdraws or materially and adversely to Parent modifies its approval of this Agreement and the Merger or its recommendations to the Stockholders (other than as a result of a breach by Parent or MergerSub of a material representation, warranty or obligation under this Agreement or the failure of any Company Closing Condition) (it being understood, however, that for all purposes of this Agreement, the fact that Company has supplied any Person with information regarding Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the public disclosure of such facts, shall not be deemed a withdrawal or modification of the Company's board of directors or the Special Committee's recommendation of the Merger or the adoption of this Agreement or (ii) Company enters into a definitive agreement with respect to an Acquisition Proposal; or

                (b) if Stockholder Approval is not obtained at the Stockholder Meeting by reason of failure to obtain the required vote at such meeting or any adjournment thereof.

         8.4    EFFECT OF TERMINATION

                (a) In the event of the termination of this Agreement pursuant to this Article 8, the Merger shall be abandoned and this Agreement (other than this Section 8.4, Section 5.10 and Section 10.1) shall become void and of no effect, without (subject to this Section 8.4) any Liability on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors, or other representatives).

                (b)   If:

                      (1) Parent terminates this Agreement pursuant to Section
                8.3(a), Company shall pay Parent a termination fee of $1,500,000; or

                      (2) if Company terminates this Agreement pursuant to
                Section 8.2(a) and at such time this Agreement was terminable by Parent pursuant to Section 8.3(a), Company shall pay Parent a termination fee of $1,500,000; or

                      (3) if Company terminates this Agreement pursuant to
                Section 8.1(b), and all of the conditions to Closing set forth in Section 6.1 were at such time satisfied or capable of being satisfied, or the failure to satisfy such conditions was a result of Parent's or MergerSub's breach of this Agreement, Parent shall pay Company a termination fee of $1,500,000.

         Any termination fee payable under this Paragraph 8.4(b) shall be paid by a wire transfer of immediately available funds within two business days after receipt of demand for payment from the Party to whom the fee is owed accompanied by appropriate wire transfer instructions.

                (c) The Parties acknowledge that the agreements contained in
         Section 8.4(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the Parties would not have entered into this Agreement. If a Party fails to pay a termination fee that it is required to pay under Section 8.4(b), and, in order to obtain payment, the Party to whom the fee is owed brings suit which results in a judgment against the defaulting Party, the defaulting Party shall pay the costs and expenses of the Party bringing suit (including attorneys' fees), together with interest from the date of termination of this Agreement on all of the amounts owed at the prime rate of Bank of America, N.A., in effect from time to time during such period plus two percent (2%).

         8.5    AMENDMENT

         This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of The Nasdaq National Market, Inc. requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.6    EXTENSION AND WAIVER

         At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                    ARTICLE 9
                             EVENTS FOLLOWING MERGER

         9.1    CONTINUING INDEMNIFICATION

         At or promptly following the Effective Time, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time substantially identical to those in Company's certificate of incorporation and bylaws as of the date of this Agreement, and for a period of six (6) years from the Effective Time, Parent shall cause those provisions not to be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the individuals who, at the Effective Time, were directors, officers, employees or agents of Company. Prior to the Effective Time, Company shall, in consultation with Parent, purchase policies or extensions of current policies of directors' and officers' liability insurance
(a) providing coverage and amounts and containing terms and conditions which are, in the aggregate, materially no less advantageous to the insured than those policies currently maintained by Company set forth on Section 3.17(a) of the Company Disclosure Schedule on the date of this Agreement, (b) which shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and (c) providing coverage for a six (6) year period after the Effective Time with respect to claims arising from acts, facts, errors, omissions or events that occurred on or before the Effective Time including, without limitation, in respect of the transactions contemplated hereby. On or before the Effective Time, the parties shall use their reasonable best efforts to obtain such policies in the form previously described. Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor Company's obligations thereunder for the six (6) year period provided herein.

This Section 9.1 shall survive the consummation of the Merger at the Effective Time, is binding on all successors and assigns of the Surviving Corporation, and is enforceable by individuals and their respective heirs and legal representatives who, at the Effective Time, were directors or officers of Company. From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company and of any of its Subsidiaries (the "Covered Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees disbursements (collectively, the "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was an officer, director, employee or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Each Covered Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent and Surviving Corporation within ten business days of receipt by Parent from the Covered Party of a request therefore; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

         Notwithstanding anything herein to the contrary, if any claim, action, suit proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 9.1 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

         9.2    CERTAIN RECORDS

         Parent shall permit the Stockholders designated by Company prior to the Effective Time (but no more than five (5) in number) to retain copies of (i) all records and correspondence of Company relating to any proposed sale, merger or similar transaction involving Company, including any bids received from potential acquirors and analyses relating to Parent, and (ii) any other material records of Company, including Tax returns, reports or forms filed on Company's behalf for a valid purpose at the sole cost of such persons.

         9.3    PERFORMANCE BY MERGERSUB

         Parent shall cause MergerSub prior to the Effective Time to comply with its obligations hereunder and shall, subject to the terms herein, cause MergerSub to consummate the Merger as contemplated herein and whenever prior to the Effective Time this Agreement requires MergerSub to take any action, such requirement shall be deemed to include an undertaking of Parent to cause MergerSub to take such action.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1   CONFIDENTIALITY

         Pending Closing and following termination of this Agreement for any reason, the agreement executed by the Parties on December 14, 2000, as amended, concerning confidentiality shall remain in full force and effect.

         10.2   NOTICES

         All Notices under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, personal delivery or facsimile transmission, as follows:

                (a)   if to Company, to:

                           Scherer Healthcare, Inc.
                           120 Interstate North Parkway, S.E.
                           Suite 305
                           Atlanta, Georgia 30339
                           Attention:     Mr. Robert P. Scherer, Jr.
                                          President and CEO
                           Facsimile:     (847) 367-9462

                with a copy to:

                           Latham & Watkins
                           233 South Wacker Drive
                           Suite 5800
                           Chicago, Illinois 60606
                           Attention:     Mark D. Gerstein, Esq.
                           Facsimile:     (312) 993-9767

                (b)   if to Parent and MergerSub, to:

                           Stericycle, Inc.
                           28161 North Keith Drive
                           Lake Forest, Illinois 60045
                           Attention:     Mr. Mark C. Miller
                                          President and CEO
                           Facsimile:     (847) 367-9462
                with a copy to:

                           Johnson and Colmar
                           300 South Wacker Drive
                           Suite 1000
                           Chicago, Illinois 60606
                           Attention:     Craig P. Colmar, Esq.
                           Facsimile:     (312) 922-1980

All Notices sent by certified or registered mail shall be considered to have been given three business days after being deposited in the mail. All Notices sent by overnight courier service or personal delivery shall be considered to have been given when actually received by the intended recipient. All notices sent by facsimile transmission shall be considered to have been given when transmitted with confirmation that transmission was made, so long as a copy was also sent on the same day in either of the manners provided in the sentence immediately preceding this sentence. A Party may change its or their address or facsimile number for purposes of this Agreement by Notice in accordance with this Section 10.2.

         10.3   ENTIRE AGREEMENT

         This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (together with the Schedules and the Parties' Closing Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter; provided, that the confidentiality agreement described in Section 10.1 shall not be integrated with this Agreement. This Agreement may not be amended except by a written agreement signed by the Party to be charged with the amendment.

         10.4   ASSIGNMENT

         No Party may assign any of its rights under this Agreement without the prior written consent of the other Party or Parties.

         10.5   NO THIRD PARTY BENEFICIARIES

         Except for Section 9.1 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), nothing in this Agreement shall be considered to give any Person other than the Parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement and this Agreement and all of its provisions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

         10.6   SEVERABILITY

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         10.7   CAPTIONS

         The captions of articles and sections of this Agreement are for convenience only and shall not affect this the construction or interpretation of this Agreement.

         10.8   CONSTRUCTION

         All references in this Agreement to "Section" or "Sections" refer to the corresponding section or sections of this Agreement. All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         10.9   COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

         10.10  GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

                (a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of law principles.

                (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
         Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
         SECTION 10.10(c).

                (d) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

         10.11  BINDING EFFECT

         This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective successors and permitted assigns.

         In witness, the Parties have executed this Agreement.

                                           STERICYCLE, INC.

                                           By:  /s/ Mark C. Miller
                                               -----------------------------
                                           Name:        Mark C. Miller
                                           Title:       President/CEO

                                           SHARPS ACQUISITION CORPORATION

                                           By:  /s/ Mark C. Miller
                                               -----------------------------
                                           Name:        Mark C. Miller
                                           Title:       President

                                           SCHERER HEALTHCARE, INC.

                                           By:  /s/ Donald P. Zima
                                               -----------------------------
                                           Name:        Donald P. Zima
                                           Title:       VP and CFO

                                     ANNEX I

                                   DEFINITIONS


         ACQUISITION PROPOSAL means an inquiry, offer or proposal (other than the Proposed Transaction) regarding any of the following matters:

                (a) an investment in the Company representing more than twenty-five percent (25%) of the Company's capital stock or a purchase from the Company of more than twenty-five percent (25%) of the shares of its capital stock or any debt securities convertible into or exchangeable for more than twenty-five percent (25%) of the shares of its capital stock;

                (b) a merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving all of the Company's equity interests or all Company Common Stock;

                (c) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the Company's assets in a single transaction or a series of related transactions;

                (d) a tender offer or exchange offer for twenty-five percent (25%) or more of the outstanding shares of the Company's capital stock or the filing of a registration statement under the Securities Act of 1933 in connection with such a tender offer or exchange offer;

                (e) purchase of more than twenty-five percent (25%) of the Company's capital stock directly or indirectly owned or controlled by Company's largest Stockholder as of the date of this Agreement; or

                (f) any public announcement of a proposal, plan or intention to do, or any agreement to engage in, any of the matters described in the preceding clauses (a), (b), (c), (d) and (e).

         AGREEMENT is defined in the preamble to this

         AUTHORIZED OFFICER means a corporate officer of a corporation who is duly authorized to perform the specified action.

         BOARD OF DIRECTORS means the board of directors of a corporation.

         BOOKS AND RECORDS means books, records, ledgers, files, documents, correspondence, lists, reports, creative materials, advertising and promotional materials and other printed or written materials.

         BUSINESS means Company's business of managing medical waste and distributing health-care products.

         CERTIFICATE OF MERGER is defined in Section 2.3(a).

         CLEANUP LIABILITY means any Liability under any Environmental Law for corrective action, including any investigation, cleanup, removal, containment or other remedial or response action or activity of the type covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

         CLOSING is defined in Section 2.2.

         CLOSING DATE is defined in Section 2.2.

         CLOSING DOCUMENTS means, in respect of a Party, the documents, instruments and agreements that it is required to deliver or enter into at Closing pursuant to the terms of this Agreement.

         COMMON STOCK MERGER CONSIDERATION means, in respect of a share of Company Common Stock, Eight Dollars and Fifty-seven Cents ($8.57).

         COMPANY means Scherer Healthcare, Inc., a Delaware corporation.

         COMPANY CLOSING CONDITIONS is defined in Section 6.2.

         COMPANY COMMON STOCK means Company's common stock, par value $.01 per share.

         COMPANY DISCLOSURE SCHEDULE is defined in Article 3.

         COMPANY PREFERRED STOCK means Company's preferred stock, par value $.01 per share, designated as Series A Cumulative Convertible Preferred Stock.

         COMPANY SEC REPORTS is defined in Section 3.7.

         COMPANY SHARES means shares of Company Preferred Stock or Company Common Stock, or both.

         COMPANY STOCK CERTIFICATE is defined in Section 2.5(b).

         COMPANY STOCK OPTION means an option to purchase shares of Company Common Stock.

         CONSENT means any approval, consent, ratification, waiver or other authorization (including any Permit).

         CONTRACT means any legally binding contract, agreement, obligation, promise or undertaking (whether written or oral, and whether express or implied).

         COPYRIGHTS means all copyrights and copyrightable works, and all applications, registrations and renewals in the United States Copyright Office therefor.

         COSTS is defined in Section 9.1.

         COVERED PARTIES is defined in Section 9.1.

         CUSTOMER CONTRACT means a Contract with a customer relating to the collection, transportation, treatment or disposal of regulated medical waste, including sharps and sharps containers.

         DEFAULT means, in respect of a Contract, a breach or violation of or default under the Contract, or the occurrence of an event which with notice or the passage of time (or both) would constitute a breach, violation or default or permit termination, modification or acceleration of the Contract.

         DGCL means the General Corporation Law of the State of Delaware, as amended.

         DISSENTING SHARE means a Company Share which is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder of Company who did not vote in favor of the Merger or consent thereto in writing and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who has complied with all of the relevant provisions of Section 262 of the DGCL.

         DISSENTING STOCKHOLDER means a Stockholder who holds a Dissenting
Share.

         EFFECTIVE TIME is defined in Section 2.4(a).

         EMPLOYEE BENEFIT PLAN means (i) an "employee pension plan" as defined in ss. 3(2) of ERISA, (ii) an "employee welfare benefit plan" as defined in ss. 3(1) of ERISA or (iii) any other employee benefit or fringe benefit plan or program, whether established by Law, a written agreement or other instrument, or custom or informal understanding.

         ENVIRONMENTAL LAWS means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and Resource Conservation and Recovery Act of 1976, and all other applicable Laws relating to or imposing Liability or standards of conduct for the use, handling, generation, manufacturing, distribution, processing, collection, transportation, transfer, storage, treatment, disposal, clean-up, or Release of Hazardous Materials.

         ENVIRONMENTAL LIABILITY means any Cleanup Liability or any other Liability under any Environmental Law or Occupational Safety and Health Law, including any Liability arising from a Release of Hazardous Materials at, on, in or under any Facility or other Real Property.

         EQUIPMENT means machinery, equipment, spare parts, furniture, fixtures and other items of tangible personal property of any type or kind used, held for use or useful in the conduct of the Business (but not including Inventories or Leasehold Improvements).

         EQUIPMENT LEASE means a Contract for the lease of Equipment or for the purchase of Equipment under a conditional sales or title retention agreement.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations issued by the Internal Revenue Service and Department of Labor.

         EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, and the related rules and regulations promulgated by the SEC.

         EXCHANGE FUND means cash that Parent deposits with the Paying Agent pursuant to Section 2.5(a).

         EXPENSES means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a Party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including, in the case of Company, the preparation, filing, printing and mailing of the Proxy Statement and the solicitation of stockholder proxies.

         EXTENSION CONDITIONS is defined in Section 8.1(b).

         FACILITY means any office, manufacturing facility, warehouse or other location or site that any Target Company currently leases, operates, occupies or uses, or that it formerly leased, operated, occupied or used, in the conduct of the Business.

         FACILITY LEASE means a lease of or other right to operate, occupy or use a Facility that any Company currently leases, operates, occupies or uses in connection with the conduct of the Business.

         FORMER FACILITY LEASE means a lease of a Facility that any Company or any predecessor-in-interest of the Company formerly leased in connection with the conduct of the Business, which term ended after December 31, 1996.

         GAAP means United States generally accepted accounting principles.

         GOVERNMENTAL AUTHORITY means (i) any federal, state, provincial, local, municipal, foreign or other government and (ii) any governmental or quasi-governmental body of any kind (including any administrative or regulatory agency, department, branch, commission or other entity).

         HAZARDOUS MATERIALS means any waste or other substance of any kind that is listed, defined, designated or classified under any Law or Order as hazardous, radioactive or toxic.

         INTERNAL REVENUE CODE means the U.S. Internal Revenue Code of 1986, as amended.

         INTELLECTUAL PROPERTY means Patents, Marks, Copyrights and Proprietary Information owned or used by the Target Companies in their operations as of the date of this Agreement.

         JUNE 30 BALANCE SHEET means the Company's unaudited condensed consolidated balance sheet as of June 30, 2002 included in Company's Form 10-Q for the quarter ended June 30, 2002.

         KNOWLEDGE means, in respect of Company or Parent, the actual knowledge of Robert P. Scherer, Jr., Donald P. Zima, William Sweeney and Tim Burns, in the case of the Company or Mark C. Miller, Richard T. Kogler, Frank J.M. ten Brink and Anthony J. Tomasello, in the case of Parent, of a particular fact or other specified matter.

         LAW means any law, ordinance, code, regulation, rule of any Governmental Authority.

         LEASEHOLD IMPROVEMENTS means depreciable or amortizable improvements made by (or on behalf of) the tenant under a Facility Lease which belong to the tenant and not to the landlord.

         LETTER OF TRANSMITTAL is defined in Section 2.5(b).

         LIABILITY means any liability or obligation, whether or not known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due.

         LIEN means any lien, security interest, claim, community property interest, equitable interest, option, pledge, right of first refusal or other encumbrance.

         MARKS means trade marks, service marks, brand names and logos and federal and state applications, registrations and renewals therefor.

         MATERIAL ADVERSE EFFECT means:

                (a) when used in respect of Company or in respect of a representation and warranty by Company, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of Company and the Subsidiaries taken as a whole or on the ability of Company to consummate the transactions contemplated by this Agreement; provided, however, that with respect to the Target Companies the term Material Adverse Effect shall not include (i) any change, circumstance, event or effect that relates to or results primarily from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement or (ii) changes in general economic conditions, financial markets (including fluctuations in the price of shares of Company Shares or shares of capital stock of Parent) or conditions generally affecting the medical waste management, health-care product distribution or related industries; and

                (b) when used in respect of Parent or in respect of a representation and warranty by Parent and MergerSub, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the ability of Parent and MergerSub to consummate the transactions contemplated by this Agreement.

         MATERIAL CONTRACT means a Contract listed by the Company in the Company Disclosure Schedule or of a type described in clause (10) of Item 601 of Regulation S-K of the Securities Act.

         MERGER is defined in Section 2.1.

         MERGER CONSIDERATION is defined in Section 2.4(c).

         MERGERSUB means Sharps Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent.

         NOTICE means any written notice, demand, charge or complaint from any Person.

         OCCUPATIONAL SAFETY AND HEALTH LAWS means the Occupational Safety and Health Act of 1970, as amended, and all other applicable Laws and Orders intended to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

         OFFICER'S CERTIFICATE means a certificate signed by an Authorized Officer whose responsibilities extend to the subject matter of the certificate.

         ORDER means any order, judgment, decree, ruling, consent decree, settlement agreement, stipulation or injunction entered or issued by any court, Governmental Authority or arbitrator.

         ORDINARY COURSE OF BUSINESS means, in respect of a Party, an action taken by it which is consistent with its past practices and is taken in the ordinary course of the normal day-to-day operations.

         ORGANIZATIONAL DOCUMENTS means the certificate or articles of incorporation and by-laws of a corporation, each as amended to date.

         OUTSIDE DATE means February 28, 2003.

         PARENT means Stericycle, Inc., a Delaware corporation.

         PARENT CLOSING CONDITIONS is defined in Section 6.1.

         PARENT DISCLOSURE SCHEDULE is defined in Article 4.

         PARENT PERMITS is defined in Section 4.12.

         PARENT SEC REPORTS is defined in Section 4.6.

         PARTY means both Parent and MergerSub (or either one of them, as the context requires) or Company, and Parties means all of them.

         PATENTS means patents and patent applications and related United States Patent and Trademark Office reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations therefor.

         PAYING AGENT is defined in Section 2.5(a).

         PERMIT means any approval, consent, license, permit, registration, certificate, waiver, confirmation or other authorization issued, granted or otherwise made available by any Governmental Authority including but not limited to all pre-market notifications, pre-market approvals and findings of substantial equivalence filed with or issued by the United States Food and Drug Administration.

         PERMITTED LIEN means (i) any Lien for Taxes that are not yet due and payable, (ii) any carrier's, warehouseman's, mechanic's, materialman's, repairman's, landlord's, lessor's or similar statutory Lien incidental to the Ordinary Course of Business or (iii) any Lien the existence of which is not reasonably likely to have a Material Adverse Effect.

         PERSON means any individual, corporation, general or limited partnership, limited liability company, joint venture, association, organization, estate, trust or other entity or any Governmental Authority.

         PREFERRED STOCK MERGER CONSIDERATION means, in respect of a share of Company Preferred Stock, One Hundred Dollars ($100.00) together with an amount equal to the cumulative dividends, if any, accrued and unpaid on such share to the Effective Time.

         PROPRIETARY INFORMATION means trade secrets and proprietary or confidential business information, including: (i) ideas, formulas, discoveries and inventions (whether patentable or unpatentable, and whether or not reduced to practice), (ii) know-how, and (iii) computer source codes, programs, software and documentation (other than those that are commercially available).

         PROXY STATEMENT is defined in Section 5.3(a).

         REAL PROPERTY means land or an interest in land (other than an interest in a Facility Lease).

         RELEASE means a spill, leak, emission, discharge, deposit, dumping or other release into the environment, whether intentional or unintentional.

         REQUIRED REGULATORY APPROVALS means all authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Authority which, if not obtained in connection with the consummation of the transactions contemplated hereby, would reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company, Parent or Merger Sub to consummate the transactions contemplated hereby.

         SEC means the Securities and Exchange Commission.

         SECURITIES ACT means the Securities Act of 1933, as amended, and the related rules and regulations promulgated by the SEC.

         SPECIAL COMMITTEE is defined in the third recital at the beginning of this Agreement.

         STOCKHOLDER means a Person who is the owner of record of one or more Company Shares as of Closing.

         STOCKHOLDER APPROVAL means the adoption of this Agreement by the affirmative approval of the holders of a majority of the outstanding shares of Company Common Stock as of the record date fixed for such action.

         STOCKHOLDERS MEETING is defined in Section 5.3.

         SUBSIDIARY means BioWaste Systems, Inc., a Georgia corporation, Medical Waste Systems, Inc., a Delaware corporation, Scherer Laboratories, Inc., a Texas corporation, ASH Enterprises, Inc., a Georgia corporation, Biofor, Inc., a Georgia corporation, Bio-Waste Management Corporation, a New York corporation, or Scherer Management Company, a Georgia corporation, and Subsidiaries means all of them.

         SUIT means any action, suit, proceeding or arbitration (whether civil, criminal, administrative or investigative in nature, and whether formal or informal) by, before or in any court, Governmental Authority or arbitrator.

         SUPERIOR COMPANY PROPOSAL means any proposal made by a third party to acquire more than 50% of the voting power of the equity securities or more than 50% of the assets of Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, which a majority of Company's board of directors (or a committee delegated with authority to make such determination) determines in its good faith judgment to be more favorable from a financial point of view to Company Stockholders than the transactions contemplated by this Agreement (after consultation with Company's financial advisor), after considering, among other things, (i) the likelihood and timing of consummation of the proposed transaction and (ii) any amendments or modifications of this Agreement that Parent has offered or proposed at the time of determination.

         SURVIVING CORPORATION is defined in Section 2.1.

         TAKEOVER STATUTES is defined in Section 3.25.

         TARGET COMPANY means Company or any Subsidiary, and Target Companies means Company and all Subsidiaries.

         TAX means any federal, state, provincial, local, municipal or foreign tax, charge, fee, levy, or similar assessment or liability, imposed by any Governmental Authority, including without limitation, income, franchise, gross receipts, capital stock, profits, withholding, social security, unemployment, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, estimated or other tax (including any related interest, fines, penalties and additions), and any transferee liability in respect of Taxes and any liability in respect of Taxes imposed by contract, Tax sharing agreement, Tax reimbursement agreement, or any similar agreement.

         TAX RETURN means any return (including any information return), report, statement, form or other document required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

         THREATENED means, in respect of a Suit, that Parent (in respect of a Notice to Parent) or Company (in respect of Notice to a Target Company) has Knowledge that Notice has been given that the Suit will be, or is likely to be, initiated in the foreseeable future.

         VOTING AGREEMENT means that certain Voting Agreement dated as of the date hereof, by and among Parent, MergerSub and Robert P. Scherer, Jr.

                                                                       EXHIBIT A
                                     FORM OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            SCHERER HEALTHCARE, INC.


         Scherer Healthcare, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies as follows:

         The Corporation (f/k/a Alo-Scherer Healthcare, Inc.) filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 18, 1981. The Corporation was the surviving corporation in the merger effected by the filing of the Certificate of Merger filed by the Corporation on February 18, 1982. The Corporation filed a Certificate of Amendment on August 19, 2002. The Corporation was the surviving corporation in the merger effected by the filing of the Certificate of Merger filed by the Corporation on [DATE], 2002. The Corporation has filed this Amended and Restated Certificate of Incorporation in order to integrate and further amend its Certificate of Incorporation as currently in effect.

         This Amended and Restated Certificate of Incorporation was duly proposed by the Corporation's board of directors and adopted by the Corporation's stockholders in the manner and by the vote prescribed by sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

         The Corporation's Certificate of Incorporation, as currently in effect, is amended and restated to read as follows:

                                    ARTICLE 1
                                      NAME

         The name of the Corporation is Scherer Healthcare, Inc.

                                    ARTICLE 2
                     REGISTERED OFFICE AND REGISTERED AGENT

         the address of the Corporation's registered office in the State of Delaware is_______________. The name of the Corporation's registered agent at this address is Corporation Service Company.

                                    ARTICLE 3
                                     PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                    ARTICLE 4
                                  CAPITAL STOCK

         The Corporation is authorized to issue 1,000 shares of stock of one class, designated as common stock, having a par value of $.01 per share.

                                    ARTICLE 5
                                    DURATION

         The Corporation shall have perpetual existence.

                                    ARTICLE 6
                                     BYLAWS

         The Corporation's board of directors is authorized to adopt, amend or repeal the Corporation's bylaws.

                                    ARTICLE 7
                               NUMBER OF DIRECTORS

         The number of directors shall be fixed by, or determined in the manner specified in, the Corporation's bylaws.

                                    ARTICLE 8
               BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

         The Corporation elects to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                    ARTICLE 9
                       LIMITATION ON DIRECTORS' LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for: (i) a breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) an act or omission which was not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) liability under section 174 of the Delaware General Corporation Law for the unlawful payment of dividends or the unlawful purchase or redemption of stock; or (iv) any transaction from which the director derived an improper personal benefit.

         If the Delaware General Corporation Law is amended to authorize corporate action further limiting or eliminating the personal liability of directors, the liability of a director of the Corporation shall be further limited or eliminated to the fullest extent permitted by the amendment.

         No circumscribing amendment or repeal of this Article 9 shall apply to or have any effect on the personal liability or alleged liability of any director of the Corporation for or in respect of acts or omissions occurring prior to the amendment or repeal.

                                   ARTICLE 11
                                   AMENDMENTS

         The Corporation reserves the right to amend or repeal any provisions of this Amended and Restated Certificate of Incorporation, and add any new provisions, in the manner now or in the future prescribed by the Delaware General Corporation Law, and all rights conferred upon the Corporation's stockholders by this Amended and Restated Certificate of Incorporation are subject to this reservation.

         In witness, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its [OFFICE AND NAME], and attested to by its [OFFICE AND NAME], on [DATE]. Their signatures below constitute their respective affirmations and acknowledgements, under penalties of perjury, that this instrument is the Corporation's act and deed and that the facts stated in this instrument are true.

                                       SCHERER HEALTHCARE, INC.


                                       By
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                    ----------------------------

                                       Attest:

                                       -----------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                    ----------------------------